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EXHIBIT 8.1

[Vinson & Elkins L.L.P. Letterhead]

November 1, 2002

Hispanic Broadcasting Corporation
3102 Oak Lawn Avenue, Suite 215
Dallas, Texas 75219

Ladies and Gentlemen:

        We participated in the preparation of the registration statement on Form S-4 originally filed with the Securities and Exchange Commission by Univision Communications Inc. ("Parent"), on August 30, 2002 (File No. 333-99037), as amended (the "Registration Statement") in connection with (i) the merger (the "Reverse Merger") of Univision Acquisition Corporation ("Sub"), a direct wholly-owned subsidiary of Parent, with and into Hispanic Broadcasting Corporation (the "Company") pursuant to the Agreement and Plan of Reorganization by and among Parent, Sub and the Company dated as of June 11, 2002 (the "Agreement") or (ii) in the alternative, the merger (the "Forward Merger") of the Company with and into Sub.

        We hereby confirm that, subject to the assumptions and qualifications contained therein, the opinions attributable to us in the discussion under the heading "Material Federal Income Tax Considerations" in the joint proxy statement/prospectus included in the Registration Statement reflect our opinions with respect to the matters set forth therein and the description of the material tax consequences to a stockholder of the Company contained in such discussion is accurate.

        We hereby consent to the reference to us in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

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EXHIBIT 8.1